FARMOUT AGREEMENT
Rio Blanco County and Moffat County, Colorado

This Farmout Agreement ("Agreement") is entered into this 14th day of November, 2008, by and between Laramie Energy II, LLC, (hereinafter referred to as "Laramie") and Dejour Energy (USA) Corp., (hereinafter referred to as "Dejour") and Brownstone Ventures (US), Inc., (hereinafter referred to as "Brownstone") (Dejour and Brownstone are, sometimes, hereinafter collectively referred to as "Dejour/Brownstone"). Laramie and Dejour/Brownstone may be referred to individually as a "Party" or collectively as the "Parties."

RECITALS

A.

This Agreement pertains to the land located in Rio Blanco and Moffat Counties, Colorado, which are described on Exhibit A ("Farmout Lands").

B.

Dejour/Brownstone is the owner of certain interests in the oil and gas leases covering the Farmout Lands, including the oil and gas leases as more particularly described in Exhibit B (collectively, the "Leases").

C.

Laramie desires to obtain an opportunity to earn interests in the Leases by drilling and producing wells on the Leases.

D.

To accomplish the foregoing, the Parties wish to enter into this Agreement.

Now, therefore, for and in consideration of $100.00, the promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

EXHIBITS.

The following exhibits are attached and shall be considered part of this Agreement: Exhibit A - Descriptions of lands covered by this Agreement ("Farmout Lands").

Exhibit B - Lease Schedule describing oil and gas leases subject to this Agreement (the "Leases").

Exhibit C - Operating Agreement.

Exhibit D - Area of Mutual Interest.

Exhibit E - Form of Assignment.

2.

INITIAL EARNING WELL.

2.1.

Well Specifications. Laramie shall drill a well, (the "Initial Earning Well"), subject to Section 7 herein and in compliance with the following specifications:

(a)

Location:

A legal location within the Farmout Lands, the surface and bottom hole locations of which are selected by Laramie.

(b)

Spudding Deadline: On or before December 1, 2009-

(c)

Contract Depth: A depth of 100 feet below the top of the Carlisle shale, being the stratigraphic equivalent of 4,695 feet below the surface of the earth in the Petro Lewis Corp. Calvin-Federal No. 1 well, located in the SW/4NE/4SW/4 of Section 28, Township 3 North, Range 103 West, Rio Blanco County, Colorado (herein, the "Contract Depth").

2.2.

Earned Assignment. Upon drilling the Initial Earning Well to the Contract Depth and completing that well as a well capable of producing oil and/or gas in Paying Quantities, Dejour/Brownstone shall deliver to Laramie an assignment, as set forth in Section 6, below, of an undivided 70% of Dejour/Brownstone's right, title and interest in the Leases, as to the Earned Acreage, as defined in Section 6.3, below, for the Initial Earning Well, as to all depths. The term "Paying Quanties" means the production of hydrocarbons from a wellbore in amounts greater than 300 barrels or 1,800 Mcf over the first 30 days of production.. There is no Earned Acreage with respect to a well that does not produce in Paying Quantities. Upon drilling the Initial Earning Well to the Contract Depth and completing that well as a well capable of producing oil and/or gas, but the well fails to produce in Paying Quantities, Dejour/Brownstone shall deliver to Laramie an assignment, as set forth in Section 6, below, of an undivided 100% of Dejour/Brownstone's right, title and interest in the wellbore, the associated production equipment, the associated hydrocarbon production through such wellbore, the surface rights necessary to operate and produce the well and the Leases, insofar and only insofar as to the quarter quarter section (40 acres, more or less) or comparable legal subdivision on which the well bottomhole is located, as to all depths.

3.

ADDITIONAL EARNING WELLS

3.1.

Laramie's Option. If the Initial Earning Well is drilled within the time set forth above, and thereafter completed as a well capable of producing in Paying Quantities, is completed as a well capable of producing but not in Paying Quantities, or is plugged and abandoned, Laramie shall have the right to drill Additional Earning Wells, subject to Section 7, as a continuous optional drilling program. Such right shall continue so long as not more than 6 months (or 8 months with respect to a well that is producing but Laramie is evaluating whether it is production in Paying Quantities) elapses between the release of the drilling rig of the immediately preceding well and the commencement of spudding operations on the next Additional Earning Well. Each Additional Earning Well shall be drilled at a legal location on the Farmout Lands, but may not be drilled on any Farmout Lands on which Laramie has then earned an assignment hereunder, and shall be drilled to the Contract Depth.

3.2.

Earned Assignments. Upon drilling an Additional Earning Well to the Contract Depth and completing that well as a well capable of production in Paying Quantities, Dejour/Brownstone shall deliver to Laramie an assignment, as set forth in Section 6, of an undivided 70% of Dejour/Brownstone's right, title and interest in the Leases, as to the Earned Acreage, as defined in Section 6.3, for each Additional Initial Earning Well, as to all depths. Upon drilling the Additional Earning Well to the Contract Depth and completing that well as a well capable of producing oil and/or gas, but the well fails to produce in Paying Quantities, Dejour/Brownstone shall deliver to Laramie an assignment, as set forth in Section 6, below, of an undivided 100% of Dejour/Brownstone's right, title and interest in the wellbore, the associated production equipment, the associated hydrocarbon production through such wellbore, the surface rights necessary to operate and produce the well and the Leases, insofar and only insofar as to the quarter quarter section (40 acres, more or less) or comparable legal subdivision on which the well bottomhole is located, as to all depths.

3.3.

Drilling Term. The period in which Laramie shall have the right to commence the drilling of Additional Earning Wells shall terminate 3 years following the date of this Agreement ("Drilling Term"); provided, however, in the event that the Initial Earning Well or any Additional Earning Well is completed as a well capable of production in Paying Quantities, then such Drilling Term shall be extended for an additional year, for a total of 4 years following the date of this Agreement.

4.

SUBSTITUTE WELLS.

4.1.

 If Laramie has failed to earn an assignment under the terms of this Agreement because the applicable Earning Well failed to reach the required depth as a result of mechanical problems or impenetrable strata or other conditions in the hole which make further drilling impracticable, under generally accepted oil field practices, Laramie shall have the option, but not the obligation, to drill a substitute well subject to the following provisions:

(a)

Laramie shall give Dejour/Brownstone written notice describing the status of the well and stating whether or not Laramie elects to drill a substitute well. This notice shall be given while the drilling rig or completion unit is on the well, or within 10 days after its release. Failure to timely make such an election shall be deemed to be an election by Laramie not to drill a substitute well.

(b)

If Laramie elects not to drill a substitute well, or if Laramie has waived its right to do so as provided above, Dejour/Brownstone shall advise Laramie within 10 days after receipt of Laramie's notice, or within 72 hours if the rig is on location, whether or not Dejour/Brownstone elects to take over the well as provided in paragraph below. If Dejour/Brownstone elects not to take over the well or fails to make an election, Laramie shall promptly plug and abandon the well and restore the surface.

(c)

Any substitute well drilled by Laramie shall be spudded within 30 days after Laramie's discontinuance of drilling the well for which it is a substitute and the well shall be drilled, tested, and completed or plugged and abandoned in accordance with all of the requirements specified for the original Earning Well and with the same consequences. The substitute well shall be considered as the applicable Earning Well for all purposes of this Agreement.

5.

TAKEOVER OF WELLS

5.1.

If Laramie shall determine that any Earning Well is incapable of producing or that the Earning Well should be plugged and abandoned, Laramie shall promptly notify Dejour/Brownstone by telephone, to be confirmed in writing, of such determination and furnish copies of all logs, any production information, and any reservoir analysis to Dejour/Brownstone. Should Dejour/Brownstone agree with this determination (and a failure to respond in the manner and within the time indicated below shall constitute agreement), Laramie shall proceed at its sole cost, risk and expense, to plug and abandon the Earning Well in accordance with applicable state or federal laws and shall level the ground around the location and clear and clean the premises to the satisfaction of the surface owners and surface lessees. Should Dejour/Brownstone disagree with this determination, it shall have Forty Eight (48) hours following the receipt of the logs, excluding nonworking days in Dejour/Brownstone's office, within which to advise Laramie by telephone, to be confirmed in writing, of its decision to continue operations on said well, and, if this is done, all further operations on the Earning Well, including, if indicated, the plugging and abandonment thereof, shall be conducted entirely by Dejour/Brownstone, at its sole cost, risk and expense. If Dejour/Brownstone shall elect to continue operations on said well, Laramie shall be deemed to have relinquished to Dejour/Brownstone all of its right, title and interest in and to the Earning Well, the material and equipment therein and used or acquired in connection therewith which Dejour/Brownstone retains for conducting operations hereunder; however, Laramie shall retain full responsibility for and shall cleanup any and all facilities and pits and dispose of all mud, used during operations prior to Dejour/Brownstone's takeover of operations, unless Dejour/Brownstone specifically requests, in writing, that such mud, pits and/or facilities are to be left for Dejour/Brownstone's use following its takeover of operations, in which case Dejour/Brownstone shall assume all liability therefor. If Dejour/Brownstone shall elect to continue operations on said well, Laramie will promptly execute such documents as may be necessary to transfer the operatorship of the well to Dejour. Notwithstanding the above, the Earning Well shall be considered, solely for the purpose of calculating the time limits in Section 3.1, to have been completed by Laramie on the date that Dejour/Brownstone elected to continue operations on said well. If Dejour/Brownstone shall elect to continue operations, as above provided, it shall reimburse Laramie for the salvage value of all material and equipment in the Earning Well used and acquired in connection therewith which are retained by Dej our/Browns tone hereunder.

6.

ASSIGNMENTS AND EARNED ACREAGE.

6.1.

Net Revenue Interest Assigned and Reserved Overriding Royalty Interest. In each assignment by Dejour/Brownstone hereunder, Dejour/Brownstone shall convey Laramie a net revenue interest of not less than 80% in each Lease. If, prior to the assignment, Dejour/Brownstone's net revenue interest therein is greater than 80%, then Dejour/Brownstone shall reserve an overriding royalty interest in production from the assigned Leases equal to the difference between the net revenue interest prior to the assignment and 80%. Such overriding royalty shall be calculated on the same basis, and subject to the same adjustments or deductions, as is the landowner's royalty for the Lease on which the overriding royalty applies.

 6.2.

Scope of Assignment. Any assignment of interest earned by Laramie shall be subject to all of the provisions of this Agreement and shall be in form attached hereto as Exhibit E. The assignments shall be made with warranty of title against claims arising by, through or under Dejour/Brownstone, but not otherwise. In addition, if any of the Leases are federal, state, or other governmental entity leases, then Dejour/Brownstone shall provide Laramie with executed forms of assignment required by such entity. No Assignment shall be depth limited unless the Lease is depth limited.

6.3.

Earned Acreage. Whenever an assignment relates to the "Earned Acreage" for the applicable Earning Well, the term "Earned Acreage" means 1,800 acres (including the 640 acre governmental section on which the applicable Earning Well is located plus additional contiguous or cornering acreage selected by Laramie such that the total acreage assigned equals 1,800 acres), which is the acreage that the Parties anticipate will be necessary to attribute to the Earning Well.

6.4.

Option Interests. If Laramie drills 4 Earning Wells, completed as wells capable of producing oil and/or gas in Paying Quantities, during the Drilling Term or extended Drilling Term as set forth in Section 3.3, and pays for the costs thereof in accordance with Section 7, below, then Laramie shall be entitled to exercise an option to acquire an undivided 50% of Dejour/Brownstone's right, title and interest in and to all or part of the Farmout Lands and Leases in which Laramie has not previously earned any interests hereunder by notifying Dejour/Brownstone, identifying the Farmout Lands and Leases as to which it wishes to exercise the option and tendering to Dejour/Brownstone good funds equal to $25 per net mineral acre for such option acreage within 60 days of the date that the fourth Earning Well is determined to be capable of producing oil and/or gas in Paying Quantities,. Upon receipt of such good funds, Dejour/Brownstone shall promptly execute an assignment, as provided in Section 6.2, to Laramie.

7.

COSTS OF EARNING WELLS.

7.1.

For the Initial Earning Well and all Additional Earning Wells, Laramie shall pay for all costs and liabilities incurred to the date of first production, including all costs incurred to drill, complete and equip the wells to the date of first production or if Laramie elects to plug and abandon an Earning Well without completing it as a producer and Dejour/Brownstone did not elect under Section 5 to take over such Earning Well, then Laramie shall pay for all costs to plug and abandon the Earning Well(including any restoration or remediation obligations) including, without limitation, any claims arising therefrom, and shall indemnify and hold Dejour/Brownstone harmless therefrom. Laramie shall allow no liens (other than inchoate liens) to be imposed on the Leases, other than mortgage liens applicable to Laramie's interest in the Leases or liens which Laramie is contesting in good faith and with due diligence. Thereafter, pursuant to the Operating Agreement described in Section 9, below, Laramie and Dejour/Brownstone shall each be responsible for their respective working interest ownership share of the costs of such wells, including, without limitation, operating expenses, reworking and recompletion expenses, and the costs to plug and abandon such wells.

8.

RELINQUISHMENT OF EARNING RIGHTS AND DEFAULT BY LARAMIE.

8.1.

At any time after Laramie has earned interests in any Earned Acreage hereunder, but before Laramie has earned interest in all of the Farmout Lands, Laramie may notify Dejour/Brownstone that Laramie relinquishes its right to earn any additional interests hereunder. Such election shall not affect any interests already earned hereunder. Upon such election, all subsequent wells drilled on the Earned Acreage shall be subject to the Operating Agreement described in Article 9, below.

8.2.

Failure to Drill. Should Laramie fail to commence the Initial Earning Well, or any Additional Earning Well within the applicable time period set forth in this Agreement, (taking into consideration Article 4), then the sole remedy of Dejour/Brownstone, and the sole liability of Laramie for such failure shall be that Laramie shall forfeit its right to drill any additional Earning Wells or earn any additional acreage but shall retain any Earned Acreage or Farmout Lands previously assigned. Subject to Sections 7.1 and 14.2, Laramie shall have no liability to Dejour/Brownstone resulting from a Failure to Drill other than the loss of its right to earn additional Farmout Lands and Leases. Laramie will retain any obligations to Dejour/Brownstone that have accrued during activities undertaken under this Agreement. Upon Failure to Drill and loss of rights, all subsequent wells drilled on the Earned Acreage or Farmout Lands previously assigned to Laramie shall be subject to the Operating Agreement described in Article 9, below.

9.

OPERATING AGREEMENT.

9.1.

The Operating Agreement attached as Exhibit C to this Agreement, is deemed to have been executed at the time this Agreement is executed. The Operating Agreement is effective upon execution of this Agreement, subject to the earning obligations and termination provisions set out elsewhere in this Agreement. When (a) Dejour/Brownstone and Laramie become co-owners of working interest in any of the Farmout Lands, and (b) Dejour/Brownstone become responsible for its working interest ownership share of costs and expenses, then the Operating Agreement is deemed modified so that a separate Operating Agreement applies to the Earned Acreage, as its Contract Area, effective on the date of first production and is deemed executed at that time. As to the Option Interests under Section 6.4, the Operating Agreement applies to such acreage, subject to the earning obligations and termination provisions set out elsewhere in this Agreement, and its Contract Area is modified to cover the acreage as to which the option was exercised and to exclude the Contract Areas previously created as to each separate Earned Acreage. The Operating Agreement shall govern all operations on jointly-owned Farmout Lands, but shall be subject to this Agreement so that in the event of any conflict between the Operating Agreement and this Agreement, this Agreement shall be the governing Agreement.

10.

DELAY RENTALS.

10.1.

Until a Lease included in the Farmout Lands is assigned in whole or in part to Laramie, Dejour/Brownstone shall use its reasonable efforts to pay all delay rentals required to maintain the lease(s) in effect. After a Lease has been assigned in whole or in part to Laramie, the responsibility for making delay rental payments shall belong to Laramie, and within 15 days after receipt of an invoice from Laramie, Dejour/Brownstone shall promptly reimburse Laramie for Dejour/Brownstone's share of the delay rentals paid. Each Party shall not be liable to the other Party in damages or otherwise for failure to properly pay any rentals and shut-in payments where such failure was due to clerical error, inadvertence or mistake. Each Party shall provide evidence to the other Party at least 30 days in advance of any due date for delay rentals required to maintain a Lease in effect.

11.

TITLES AND ACCESS TO FARMOUT LANDS.

11.1.

Title Information. On written request by Laramie, Dejour/Brownstone shall make available to Laramie copies of all title opinions, abstracts of title and other title information in Dejour/Brownstone's possession with respect to the Farmout Lands; provided, however, furnishing such items shall not be construed as a warranty or representation by Dejour/Brownstone of title or ownership. Any curative work or additional title examination required by Laramie shall be conducted by Laramie at its sole cost and risk. Laramie shall provide Dejour/Brownstone with a copy of all curative work and title information resulting from any additional title examinations conducted by Laramie

11.2.

 Access by Laramie and Deiour/Brownstone. To the extent Dejour/Brownstone can authorize it, Laramie and its contractors and subcontractors shall be entitled to exercise all of Dejour/Brownstone's rights of ingress and egress pertaining to the Farmout Lands for the purpose of conducting operations. Dejour/Brownstone shall advise Laramie of any unusual limitations or restrictions on ingress or egress, known to Dejour/Brownstone, and Laramie and its contractors and subcontractors shall comply with such limitations or restrictions. During Laramie's operations Dejour/Brownstone and Dejour/Brownstone's representatives shall have access at all times to the well-site, including the derrick floor, for the purpose of observation, at Dejour/Brownstone's sole risk and liability.

12.

AREA OF MUTUAL INTEREST.

12.1

AMI. Upon the execution hereof, the Parties shall establish the Area of Mutual Interest covering the lands depicted on the attached Exhibit D, ("AMI"). The term of the AMI shall continue through the Drilling Term. During the term of the AMI, if an oil or gas lease, or other interest within the AMI is acquired by one Party (the "Acquiring Party"), the Acquiring Party shall offer the other Parties ("Non-acquiring Parties") their proportionate share of such lease or interest (including all obligations associated with such lease or interest) as set forth below.

12.2

The Acquiring Party shall offer the Non-Acquiring Parties its respective interest, being a proportionate 21.471% to Dejour, 8.529% to Brownstone and the remainder to Laramie within 30 business days of the date of the acquisition.

(a)

Such offers shall be made by written notice to the Non-Acquiring Parties and shall detail the leases or interests so acquired, the per acre costs of the leases and interests and all other information, terms and conditions material to the acquisition so that the Non-Acquiring Parties may evaluate the acquisition.

(b)

If an Non-Acquiring Party accepts such offer in writing within 30 business days after receipt of the Acquiring Party's offer and pays the proportionate share of the acquisition costs within that 30-day period, the ownership of the leases offered shall, effective as of the date of the acquisition of such leases by the Acquiring Party, be acquired in the proportion of the Parties' interests. If such payment is not received within that 30-day period, the Non-Acquiring Party shall be deemed not to have accepted the Acquiring Party's offer.

(c)

All assignments of any leases or interests acquired by the Acquiring Party shall be made to the Non-Acquiring Parties electing to participate in the acquisition within 30 days of acceptance of the offers by the Non- Acquiring Party.

(d)

If the acquisition covers lands both within and outside the AMI boundaries, then only that portion of the acquisition lying within the AMI boundary shall be offered to the Non-Acquiring Parties. The Acquiring Party's cost is that portion of the acquisition within the AMI as it bears to the total acquisition cost on a net mineral acreage basis.

(e)

The Operating Agreement attached as Exhibit C to this Agreement shall be amended to include all jointly owned lands acquired within the AMI.

13.

 CONDUCT OF OPERATIONS.

13.1.

Performance Standards. All of Laramie's operations shall be conducted in a diligent, good and workmanlike manner consistent with good oil field practice and in accordance with all applicable federal, state and local laws, regulations and orders and shall be in accordance with and subject to the limitations set forth in the Operating Agreement, as applicable. Upon Dejour/Brownstone becoming responsible for its working ownership share of costs and expenses for any well, Laramie's liability for operations shall be as set out in the Operating Agreement.

13.2.

Well Information. During Laramie's operations, Laramie shall promptly furnish to each of Dejour and Brownstone, at no cost to Dejour/Brownstone, the following information pertaining to the Initial Earning Well and any Additional Earning Well drilled by Laramie on the Farmout Lands:

(a)

Written notice of the time and date on which the well is spudded.

(b)

A daily drilling report showing all formations encountered and the depths at which those formations were encountered during the immediately preceding day, and the well operations conducted during the immediately preceding day.

(c)

Written reports on all cuttings and cores taken in the well, along with representative samples of the cuttings and cores if requested by Dejour or Brownstone.

(d)

Reasonable advance notice of any production tests, pressure tests, cores and logs to be run in the well so that Dejour/Brownstone may witness the operations. Written report of such operations, when they are completed, shall be furnished to Dejour and to Brownstone.

(e)

Copies of all reports and other forms filed with any federal, state or local governmental authority concerning the well.

(f)

A complete copy of the driller's log and a complete copy of all electrical logs (if such logs are run), on a scale of not less than 2 inches per 100 feet, from the bottom of the surface casing to the total depth of the well.

(g)

Copies of all fluid analyses and other reports or information obtained with respect to the well.

(h)

If any Earning Well is completed as a well capable of production, Laramie shall, within 60 days of that completion, furnish Dejour/Brownstone with a full and detailed statement of all costs of drilling, equipping and completing that well.

13.3.

Confidentiality. Dejour/Brownstone shall not divulge any information obtained from Laramie's operations under the terms of this Agreement to any person or entity other than any (1) representative, accountant, potential investor or investor, potential lender or lender, consultant, or officer or employee of Dejour/Brownstone that agrees that the information obtained from Laramie's operations hereunder are proprietary and are, in many instances, trade secrets and that such person or entity shall not disclose such information to any other person or entity except, (i) to the extent the information was already in the public domain, (ii) to any party owning an interest in the well, and/or (iii) to the appropriate governmental authority(s) as necessary or as required by applicable security laws or as may be required to be produced in legal proceeding; provided however, no public release of information may be made in compliance with applicable securities law, unless the releasing person has given the other Party prior written notice of such disclosure. Any Party desiring to make a press release or other public announcement concerning this Agreement or operations on the Leases shall allow the other Parties to review and comment on the proposed language prior to the release of the press release of public announcement. The targeted formation will not be disclosed until after an Earning Well has been drilled.

14.

LIABILITY AND INSURANCE.

14.1.

Relationship of Parties. In performing its obligations, Laramie shall be an independent contractor and not the agent of Dejour/Brownstone. Nothing in this Agreement shall be construed as creating a partnership or otherwise establishing joint or collective liability, or an agency relationship. If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Laramie is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761.

14.2.

Laramie's Indemnity. Laramie shall indemnify and hold harmless Dejour and Brownstone and its employees and agents from all claims, demands, losses, and liabilities of every kind and character arising out of Laramie's performance or failure to perform under this Agreement, or the acts of or failure to act by Laramie's employees, agents contractors and subcontractors; all to the extent prior to the conduct of operations under the Operating Agreement, at which time the provisions of the Operating Agreement shall govern the liability of the Parties, or claims by investors of Laramie with respect to operations under this Agreement.

14.3.

Required Insurance Coverage. At all times while Laramie has the right to earn an assignment of interest or is conducting operations on the Farmout Lands, Laramie shall maintain, at its sole cost, the insurance coverages set forth in the Operating Agreement, which insurance shall designate Dejour and Brownstone as additional, named insureds. Laramie shall provide, prior to, and as a condition to, the commencement of surface operations with respect to any Earning Well, a copy of such insurance certificate to Dejour and to Brownstone.

15.

ASSIGNMENTS.

15.1.

This Agreement shall be binding on the respective heirs, successors and assigns of Dejour/Brownstone and Laramie. Dejour/Brownstone may freely assign its interest at any time, provided such is made subject to terms of this Agreement, but Laramie shall not assign or encumber its interest in this Agreement without the prior written consent of Dejour/Brownstone, which consent shall not be unreasonably withheld. When a permitted assignment or encumbrance is made, Laramie shall promptly furnish a copy to Dejour/Brownstone. The foregoing shall not act to restrict any assignments by Laramie of Leases assigned to Laramie pursuant to this Agreement.

16.

TAG-ALONG RIGHTS.

16.1.

Tag-Along Rights. There is no preferential purchase right in this Farmout Agreement nor in the Operating Agreement, attached as Exhibit C. However, in the event that Laramie, its successors and assigns, should sell, assign, farmout, or otherwise dispose of all or part of the rights, interests, assets and properties that are governed by this Farmout Agreement, including but not limited to the Leases (whether earned or not) and any and all wells, facilities and production equipment located thereon (the "Contract Interests") owned by Laramie (sometimes called the "Selling Party"), the following shall apply:

(a)

Subject to the provisions of Section 15.1, Laramie will cause the purchaser of the its Contract Interests to offer to acquire that portion of the Contract Interests of Dejour/Brownstone and their successors and assigns (the "Tag-Along Parties") equal to the ratio of the Contract Interests sold or to be sold by Laramie bears to the sum of the Contract Interests of all the Parties (for example, if the Selling Party desires to sell 50% of the total Contract Interests in the Farmout Area, the Selling Party would be obligated to cause the purchaser of the Selling Party's Contract Interests to offer to acquire 50% of the Contract Interests of the Tag-Along Parties in the Farmout Area) on the same and identical terms and conditions and at the same time;

(b)

Should the Selling Party's Contract Interests be only a portion of a larger transaction by the Selling Party, then the allocation of value given to the Selling Party's Contract Interests by the Selling Party or the third party purchaser shall be the basis for establishing the value of the Tag-Along Parties' Contract Interests, and the value of, and other property or asset information, of the Selling Party shall be confidential and not disclosed to the Tag-Along Parties.

(c)

Subject to appropriate confidentiality, the Selling Party will keep the Tag- Along Parties reasonably apprised of the status of negotiations with the proposed purchaser, but the offer, if any, for the Tag-Along Parties' Contract Interests, will be made by the proposed purchaser. If a Tag- Along Party receives a binding offer from the proposed purchaser, such Tag-Along Party will have 5 business days to consider the offer and either accept it or reject it. If such Tag-Along Party fails to accept or reject the offer within such period, it will be deemed to have rejected the offer.

(d)

The rights of the Tag-Along Party, under this Section 16.1, shall continue to apply as follows:

a.

If the Selling Party fails to consummate the transaction on the basis on which the offer was made, this Section 16.1 shall apply to any future offer; and

(e)

The provisions of this Section 16.1 shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

16.2.

The provisions of Section 16.1 shall not apply in cases where any party wishes to mortgage its Contract Interests, or to transfer title to its Contract Interests to its mortgagee in lieu of or pursuant to a foreclosure of a mortgage of its Contract Interests or to dispose of its Contract Interests by transfer of its Contract Interests to, or merger, reorganization or consolidation with, a subsidiary or parent company or any company or entity in which such party owns a majority of the ownership or beneficial interests.

16.3.

The term "Farmout Area" means that portion of the Farmout Lands included in the geographical area covered by the third party offer, or proposed sale or transfer which triggers this tag-along right.

17.

FORCE MAJEURE.

If a Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations or rights under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with commercially reasonable diligence. The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts and other labor difficulty shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty. As used herein, "Force Majeure" means any cause or condition not within the reasonable control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, and without limiting the generality of the foregoing, such shall include delays or inabilities to obtain requisite permits to conduct the operations contemplated hereunder, but excluding any cause or condition due to economic or financial conditions.

18.

NOTICES AND WELL INFORMATION.

All well data, information and notices to be given to Dejour/Brownstone as provided in this Agreement, and all other notices from one party to the other, shall be given as follows:

Laramie Energy H, LLC Attention: Mark R. Petry 1512 Larimer Street, Suite 1000 Denver, Colorado 80202 Phone: 303 339 4408 Fax: 303 339 4399	Dejour Energy (USA) Corp. Attention: Harrison F. Blacker 1401 17th Street, Suite 300 Denver, Colorado 80202 Phone: 303 296 3535 Fax: 303 296 3888

Brownstone Ventures (US), Inc.

Attention: Richard Patricio

130 King Street West, Suite 2500

Toronto, Ontario, Canada M5X 1A9

Phone: 416 941 9600

Fax: 416 941 1090

Laramie or Dejour/Brownstone may change their address at any time by furnishing a written notice of change of address to the other Party.

19.

MISCELLANEOUS.

19.1.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado without regard to choice of law principles.

19.2.

 Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the Parties as to the subject matter herein and supersedes all prior negotiations or agreements pertaining to such.

19.3.

Relationship of the Parties. With respect to this Agreement, each Party shall not be considered the agent, partner, employee or fiduciary of any other Party, nor shall this Agreement be construed as creating a mining partnership, joint venture or other partnership or association. Each Party shall be responsible only for its obligations as provided in this Agreement and shall be liable only for its proportionate share of the costs of performing its obligations under this Agreement. All of the obligations and liabilities under this Agreement shall be several and not joint or collective. The Parties elect not to be treated as a partnership under the Internal Revenue Code of 1986 or under any Income Tax Laws of the state in which the lands covered hereby are located, and specifically elect to be excluded from all such provisions hereof.

19.4.

Compliance with Laws. This Agreement and all operations hereunder shall be subject to all valid and applicable Federal and State laws, and all valid and applicable orders, laws, rules and regulations of any Federal or State authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction within the premises.

19.5.

Headings. The heading of the several paragraphs and/or sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of the terms and provisions hereof.

19.6.

Further Assurances. The Parties agree to execute, acknowledge and deliver any additional instruments, agreements or other documents and to do any other acts and things which may by necessary to more fully and effectively accomplish the intent of the Parties as set forth in this Agreement.

19.7.

Counterparts/Facsimile Signatures. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile signatures are considered binding.

19.8.

Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

19.9.

Costs and Expenses. All fees, costs and expenses incurred by a Party in negotiating this Agreement or in consummating the transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

EXHIBIT A

Attached to and made a part of that certain Farmout Agreement dated November 14, 2008, by and between
Laramie Energy H, LLC, and Dejour Energy (USA) Corp.,
and Brownstone Ventures (US), Inc.

DESCRIPTION OF LANDS COVERED BY THIS AGREEMENT
("FARMOUT LANDS"):

TOWNSHIP 3 NORTH, RANGE 103 WEST, 6TH P.M.

SECTION 13: S2SW, SE

SECTION 14: S2S2

SECTION 15: NENE, W2E2, W2, SESE

SECTION 17: SE

SECTION 18: LOT 1, 2, E2NW

SECTION 19: LOT 1-4, E2, E2W2

SECTION 20• ALL

ALL OF SECTIONS 21 THRU 29

SECTION 30: LOT 1-4, E2, E2W2

SECTION 31: LOT 1-4, E2, E2W2

ALL OF SECTIONS 32 THRU 36

TOWNSHIP 3 NORTH, RANGE 104 WEST, 6TH P.M.

SECTION 22: LOT 1-4

SECTION 23: ALL

SECTION 24: N2, NESE

SECTION 25: SWNE, SW, N2SE, SESE

SECTION 26: ALL

SECTION 27: LOT 1-4 SECTION 34: LOT 1-4 SECTION 35: ALL

RIO BLANCO COUNTY, COLORADO

TOWNSHIP 3 NORTH, RANGE 102 WEST, 6TH P.M.

SECTION 7: LOT 1, 2, E2NW, SE

SECTION 8: SE, S2SW, NESW

ALL OF SECTIONS 9 THRU 11

SECTION 12: NWNW, S2N2, S/2

ALL OF SECTION 13 THRU 15

SECTION 17: ALL

SECTION 18: LOT 3, 4, E2SW, E2

MOFFAT COUNTY, COLORADO

EXHIBIT B

Attached to and made a part of that certain Farmout Agreement dated November 14, 2008, by and between
Laramie Energy II, LLC, and Dejour Energy (USA) Corp.,
and Brownstone Ventures (US), Inc.

LEASE SCHEDULE DESCRIBING OIL AND GAS LEASES
SUBJECT TO THIS AGREEMENT
(THE "LEASES")

Township	Range	Section	Lenal Description	Lease Name	Gross Acres	Net Acres	WI
3N	103W	13	S2SW, SE;	COC67403	960.00	960.00	100.00%
		14	S2S2;
		15	NENE, W2E2, W2,SESE;
Moffat County, CO
3N	103W	17	SE;	COC67404	1,590.56	1,590.56	100.00%
		18	Lot 1,2;
		18	E2NW;
		19	Lot 1-4;
		19	E2,E2W2;
		20	All;
Moffat & Rio Blanco Counties, CO
3N	103W	21	All;	COC67405	2,560.00	2,560.00	100.00%
		22	All;
		23	All;
		24	All;
Rio Blanco County, CO
3N	103W	25	All;	COC67406	2,560.00	2,560.00	100.00%
		26	All;
		27	All;
		28:	All;
Rio Blanco County, CO
3N	103W	29	All;	COC67407	2,550.56	2,550.56	100.00%
		30	Lot 1-4;
		30	E2, E2W2;
		31	Lot 1-4;
		31	E2,E2W2;
		32	All;
Rio Blanco County, CO
3N	103W	33	All;	0067408	2,560.00	2,560.00	100.00%
		34	All;
		35	All;
		36	All;
Rio Blanco County, CO
3N	104W	22	Lot 1-4;	COC67422	1,163.88	1,163.88	100.00%
		23	All;
		24	N2, NESE;
Rio Blanco County, CO
3N	104W	25	SWNE, SW, N2SE, SESE;	COC67423	1,926.56	1,926.56	100.00%
		26	All;
		27	Lot 1-4;
		34	Lot 1-4;
		35	All;
Rio Blanco, CO
3N	102W	7	Lot I, 2;	COC69433	1,710.37	1,710.37	100.00%
		7	E2NW, SE;
		8	SE, S2SW, NESW;
		17	All;
		18	Lot 3, 4;
		18	E2SW, E2;
Moffat County, CO
3N	102W	9	All;	COC69434	1,920.00	1,920.00	100.00%
		10	All;
		15	All;
Moffat County, CO
3N	102W	11	All;	C0C69435	1,280.00	1,280.00	100.00%
		14	All;
Moffat County, CO
3N	102W	12	NWNW, S2N2, S2	C0C69436	1,160.00	1,160.00	100.00%
		13	All;
Moffat County, CO

TOTALS					21,941.93	21,941.93